LIFE PARTNERS HOLDINGS FEATURED AT SINGULAR CONFERENCE CALL

•	Tuesday March 3, 2009, 1:01 pm EST

WACO, Texas--(BUSINESS WIRE)--Life Partners Holdings, Inc., (Nasdaq GS: LPHI) a leader in the secondary market for life insurance known as “life settlements” will be featured during Singular Research’s private client call on March 4, at 9 a.m. PST.

For dial in and conference code information go to:

https://singularresearch.webex.com/singularresearch/j.php?J=575957286 or call (805) 688-1302 for more information.

Topics will include:

•	What is a life settlement?
•	What makes life settlements an attractive alternative investment?
•	What makes Life Partners different from other financial service companies?
•	Is LPHI stock an attractive value today?

About LPHI: Life Partners Holdings Inc., is the parent company of Life Partners, Inc., the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements." Since its incorporation in 1991, Life Partners has completed over 84,000 transactions for its worldwide client base of over 20,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling over $1.7 billion in face value. For more information, please visit www.lphi.com.

About Singular Research: Singular Research aims to be the most trusted supplier of unbiased, performance-based research on small to micro cap companies to fund managers. Their goal is to provide initiation reports and quarterly updates for approximately 40 micro to small cap companies. In most cases, Singular’s analysts research companies that are not covered by any other firms. Singular’s independent research analysts have no financial interest in the stocks under coverage. Analysts are compensated based on the accuracy of their research calls, not through trading commissions or potential deal flow. For more information, please visit www.singularresearch.com.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

For dial in information and conference code go to:

https://singularresearch.webex.com/singularresearch/j.php?J=575957286 or call 805-688-1302

CONFERENCE CALL TIME: March 4, 2009 at 9 a.m. PST

Call will be archived @ http://www.singularresearch.com

Contact:

Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@lifepartnersinc.com
www.lphi.com
or
Singular Research
Joseph Lambert, 805-688-1302
Director of Marketing
joe@singularresearch.com